Exhibit 99.1

Media Contact:	Analyst Contacts:
Eric Boomhower	Christina Putnam	Susan Wright
(803) 217-7701	(803) 217-7512	(803) 217-4436

SCANA Reports Financial Results for First Quarter 2015

Cayce, S.C., April 30, 2015... SCANA Corporation (NYSE: SCG) today announced earnings for the first quarter of 2015 of $400 million, or earnings per share of $2.80, compared to $193 million, or earnings per share of $1.37, for the first quarter of 2014.

“The first quarter was very unique,” said Jimmy Addison, Executive Vice President and Chief Financial Officer. “We saw the successful closing of the sales of two subsidiaries, Carolina Gas Transmission (CGT) and SCANA Communications (SCI), and while the weather was not as extreme as we experienced in the first quarter of 2014, it was still colder than normal. In addition, we continue to experience improving economic conditions in our service territories and resulting customer growth.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

Reported earnings for the first quarter of 2015 at SCE&G, SCANA’s principal subsidiary, were $126 million, or earnings per share of 89 cents, unchanged from the first quarter of 2014. Electric margins were higher due primarily to a Base Load Review Act rate increase and customer growth, partially offset by milder weather during the first quarter of 2015 when compared to the prior year. A decrease in operations and maintenance expenses also positively contributed to SCE&G’s earnings when compared to last year. These items were offset by a decrease in gas margins, as well as increases in expenses related to our capital program including interest expense, property taxes, depreciation and share dilution. Colder than normal weather increased earnings by 5 cents per share in the first quarter of 2015, compared to 10 cents per share in the first quarter of 2014. At March 31, 2015, SCE&G was serving approximately 692,000 electric customers and 342,000 natural gas customers, an increase of 1.5 and 2.9 percent, respectively, over the previous year.

PSNC Energy

PSNC Energy, the Company’s North Carolina-based retail natural gas distribution subsidiary, reported first quarter 2015 earnings of $34 million, or earnings per share of 24 cents, compared to $33 million, or earnings per share of 24 cents, in 2014. At March 31, 2015, PSNC Energy was serving approximately 525,000 customers, an increase of 2.6 percent over the previous year.

SCANA Energy - Georgia

SCANA Energy, the Company’s retail natural gas marketing business in Georgia, reported first quarter 2015 earnings of $27 million, or 19 cents per share, compared to $22 million, or 16 cents per share, in the first quarter of 2014. This improvement was primarily attributable to increased margins.

Corporate and Other, Net

SCANA’s corporate and other businesses, which include SCANA Energy Marketing, the holding company, and prior to their sales, CGT and SCI, reported earnings of $212 million, or $1.48 per share in 2015, which includes the gains on those sales, compared to earnings of $11 million, or earnings per share of 8 cents in the first quarter of 2014. As previously announced, SCANA successfully closed the sales of CGT and SCI on January 31st and February 20th of 2015, respectively. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes, and the gain on the sale of SCI was $66 million, or 46 cents per share, net of taxes. Outside of these gains, lower interest expense at the holding company was offset by lower incremental margins in the marketing business and forgone earnings from the subsidiaries which were sold.

EARNINGS OUTLOOK

The Company reaffirms its guidance for 2015 GAAP-adjusted weather-normalized earnings per share of $3.60 to $3.80, with an internal target of $3.70 per share. The Company’s targeted average annual growth rate for GAAP-adjusted weather-normalized earnings per share is 3 to 6 percent over the next 3 to 5 years. The Company previously reset its base year to 2014 GAAP-adjusted weather-normalized earnings per share of $3.58 (reflecting a downward adjustment of 21 cents per share to normalize weather in the electric business). Excluded from estimated 2015 GAAP-adjusted weather-normalized earnings per share is the effect of the aggregate gains of $1.41 per share recorded in the first quarter of 2015 from the sales of CGT and SCI.

The following information is provided in accordance with SEC Regulation G. For 2015, the Company estimates that GAAP earnings per share will be in the range of $5.00 to $5.20, with an internal target of $5.10. This estimate includes the effect of the item discussed in the preceding paragraph with respect to the sales of CGT and SCI. Based on 2014 GAAP earnings per share of $3.79, the Company’s targeted average annual earnings per share growth rate is 1 to 5 percent over the next 3 to 5 years.

The Company's management believes that these non-GAAP earnings and earnings growth measures provide a meaningful representation of the Company's fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management's opinion, these non-GAAP measures serve as useful indicators of the financial results of the Company's primary businesses and as a basis for management's provision of earnings guidance and growth projections. In addition, management uses these non-GAAP measures in making resource allocation and other budgetary and operational decisions. These non-GAAP measures are not intended to replace the GAAP measures of earnings per share or average annual earnings per share growth rate, but are offered as supplements to those GAAP measures.

Factors and risks that could impact future earnings are discussed in the Company’s filings with the Securities and Exchange Commission and below under the Safe Harbor Statement.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 3:00 p.m. ET on Thursday, April 30, 2015. The call-in numbers for the conference call are 1-888-347-3258 (US), 1-855-669-9657 (Canada) and 1-412-902-4279 (International). Participants should call in 5 to 10 minutes prior to the scheduled start time. A replay of the conference call will be available through May 14, 2015. The telephone replay numbers are 1-877-344-7529 (US), 1-855-669-9658 (Canada), and 1-412-317-0088 (International). The event code for the telephone replay is 10061988.

All interested persons, including investors, media and the general public, may listen to a live webcast and access related presentation materials of the conference call at the Company’s website at www.scana.com. Participants should go to the website at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the conference call will also be available on the website through May 14, 2015.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 692,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in these press releases which are not statements of historical fact are intended to be, and are hereby identified as, “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated construction and other expenditures. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “should,” “expects,” “forecasts,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” or “continue” or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment; (2) legislative and regulatory actions, particularly changes in rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations, and actions affecting the construction of new nuclear units; (3) current and future litigation; (4) changes in the economy, especially in areas served by subsidiaries of SCANA; (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (6) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (7) the loss of sales to distributed generation, such as solar photovoltaic systems; (8) growth opportunities for SCANA’s regulated and diversified subsidiaries; (9) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity; (10) the effects of weather, especially in areas where the generation and transmission facilities of SCANA and its subsidiaries (the Company) are located and in areas served by SCANA's subsidiaries; (11) changes in SCANA’s or its subsidiaries’ accounting rules and accounting policies; (12) payment and performance by counterparties and customers as contracted and when due; (13) the results of efforts to license, site, construct and finance facilities for electric generation and transmission, including nuclear generating facilities and results of efforts to operate its electric and gas systems and assets in accordance with acceptable performance standards; (14) maintaining creditworthy joint owners for SCE&G’s new nuclear generation project; (15) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed, at agreed upon quality and prices, for our construction program, operations and maintenance; (16) the results of efforts to ensure the physical and cyber security of key assets and processes; (17) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (18) the availability of skilled and experienced human resources to properly manage, operate, and grow the Company’s businesses; (19) labor disputes; (20) performance of SCANA’s pension plan assets; (21) changes in taxes and tax credits, including production tax credits for new nuclear units; (22) inflation or deflation; (23) compliance with regulations; (24) natural disasters and man-made mishaps that directly affect our operations or the regulations governing them; and (25) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income
(Millions, except per share amounts) (Unaudited)
	Quarter Ended
	March 31,
	2015	2014
Operating Revenues:
Electric(1)	$629	$678
Gas-Regulated	369	458
Gas-Nonregulated	391	454
Total Operating Revenues	1,389	1,590

Operating Expenses:
Fuel Used in Electric Generation	174	212
Purchased Power	13	25
Gas Purchased for Resale	523	670
Other Operation and Maintenance	173	180
Depreciation and Amortization	96	95
Other Taxes	59	58
Total Operating Expenses	1,038	1,240

Gain on sale of CGT, net of transaction costs(2)	235	-

Operating Income	586	350

Other Income (Expense)
Other Income(1)	19	15
Other Expense	(12)	(14)
Gain on sale of SCI, net of transaction costs(2)	107	-
Interest Charges, Net	(77)	(76)
Allowance for Equity Funds Used During Construction	5	7
Total Other Income (Expense)	42	(68)

Income Before Income Tax Expense	628	282
Income Tax Expense(2)	228	89

Net Income	$400	$193

Earnings Per Share of Common Stock	$2.80	$1.37
Weighted Average Shares Outstanding (Millions):	142.9	141.1
Dividends Declared Per Share of Common Stock	$0.5450	$0.5250
Note (1): Pursuant to Orders of the Public Service Commission of South Carolina, during the first quarter of 2015, SCE&G’s electric revenues were adjusted downward by $4 million in connection with SCE&G’s demand side management program.  Under those Orders, the Company concurrently recognized, within other income, $4 million of gains realized upon the late 2013 settlement of certain interest rate derivative contracts which were previously recorded as regulatory liabilities.
Note (2): In December 2014, SCANA announced the sale of two of its subsidiaries, CGT and SCI. The sales were closed on January 31st and February 20th of 2015, respectively. The gain on the sale of CGT was $136 million, or 95 cents per share, net of taxes and the gain on the sale of SCI was $66 million, or 46 cents per share, net of taxes.

Earnings per Share by Company:
(Unaudited)	GAAP		GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	Quarter Ended		Quarter Ended
	March 31,		March 31,
	2015	2014	2015	2014
SC Electric & Gas	$0.89	$0.89	$0.84	$0.79
PSNC Energy	0.24	0.24	0.24	0.24
SCANA Energy-Georgia	0.19	0.16	0.19	0.16
Corporate and Other (2)	1.48	0.08	0.07	0.08
Earnings per Share	$2.80	$1.37	$1.34	$1.27

Variances in Earnings per Share:
(Unaudited)	GAAP	GAAP-Adjusted Weather-Normalized EPS (Non-GAAP)
	Quarter Ended	Quarter Ended
	March 31,	March 31,
2014 Earnings per Share	$1.37	$1.27

Variances:
Electric Margin and Other Income (Non-Weather)(1)	0.08	0.08
Electric Margin (Weather)	(0.05)	-
Natural Gas Margin	(0.02)	(0.02)
Operation and Maintenance Expense	0.03	0.03
Effective Tax Rate Change	0.01	0.01
Interest Expense (Net of AFUDC)	(0.01)	(0.01)
Property Taxes	(0.01)	(0.01)
Dilution	(0.01)	(0.01)
Gain on Sales of Subsidiaries, net of taxes (2)	1.41	-
Variances in Earnings per Share	1.43	0.07

2015 Earnings per Share	$2.80	$1.34